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                                                                     EXHIBIT 8.1


                              August 20, 1998


FCC National Bank
One Gateway Center
300 King Street
Wilmington, Delaware 19801

          Re:  Amendment No. 3 to the
               Registration Statement on Form S-3
               of FCC National Bank relating to
               First Chicago Master Trust II
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Ladies and Gentlemen:

          In connection with the filing with the Securities and Exchange Commission contemporaneously herewith of Amendment No. 3 to the registration statement on Form S-3 (No. 333-49625) of FCC National Bank relating to First Chicago Master Trust II (together with all amendments thereto, the "Registration Statement") established pursuant to a Pooling and Servicing Agreement and various Supplements thereto (each, a "Supplement") to be entered into from time to time (collectively, the "Agreement")/1/ between FCC National Bank, as seller (in such capacity, the "Seller"), and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"), you have requested our opinion regarding certain descriptions of tax consequences contained in the form of prospectus (the "Prospectus") included in the Registration Statement.

          Our opinion is based on an examination of the form of the prospectus (the "Prospectus") included in the Registration Statement; the form of Agreement included in the Registration Statement and such other documents as we have deemed material to the opinions set forth herein. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations and

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/1/  All capitalized terms used below that are not otherwise defined have the same meaning as set forth in the Agreement.
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FCC National Bank
August 20, 1998
Page 2


interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

          Based on the foregoing, we hereby confirm that the statements in the Prospectus under the headings "Prospectus Summary-Tax Status," "U.S. Federal Income Tax Consequences," and "State and Local Taxation" and in the Prospectus Supplement under the heading "Summary of Series Provisions-Tax Status," which statements have been prepared by us, subject to the factual qualifications set forth therein, accurately describe the material Federal and Illinois income tax consequences to holders of the offered Certificates, under existing law and the factual assumptions stated therein, and we hereby confirm and adopt the opinions set forth therein.

          We note that the form of Prospectus Supplement does not relate to a specific transaction. Accordingly, the above-referenced description of Federal income tax consequences may require modification in the context of an actual transaction. In the event that our opinions referred to in the preceding paragraph were to require modification in the context of an actual transaction, we hereby undertake, if we are special tax counsel to the Seller with respect to such transaction, to include any such modifications in a tax opinion (including a consent to filing) filed with the Securities and Exchange Commission pursuant to a post-effective amendment or Form 8-K prior to the time of sales.

          We express no opinion with respect to the matters addressed in this letter other than as set forth above.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Skadden, Arps, Slate, Meagher & Flom LLP